Exhibit 2.1

GORDON SILVER
GERALD M. GORDON, ESQ.
Nevada Bar No. 229
E-mail:  ggordon@gordonsilver.com
THOMAS H. FELL, ESQ.
Nevada Bar No. 3717
E-mail:  tfell@gordonsilver.com
3960 Howard Hughes Pkwy., 9th Floor
Las Vegas, Nevada 89169
Telephone (702) 796-5555
Facsimile (702) 369-2666
Attorneys for Debtors

UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF NEVADA

In re: RIVIERA HOLDINGS CORPORATION ☐ Affects this Debtor.	Case No.: 10-22910-LBR Chapter 11 Jointly Administered with: 10-22913-LBR Riviera Operating Corp. 10-22915-LBR Riviera Black Hawk, Inc. Date: November 8, 2010 Time: 10:30 a.m.
☒Affects all Debtors.
☐ Affects RIVIERA OPERATING CORPORATION
☐ Affects RIVIERA BLACK HAWK, INC.

DEBTORS’ SECOND AMENDED JOINT PLAN OF
REORGANIZATION AS CONFIRMED

TABLE OF CONTENTS

Page

1.	DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME		1

	1.1.	Definitions.	1
		1.1.1. Administrative Claim.	1
		1.1.2. Administrative Claim Bar Date.	1
		1.1.3. Affiliate.	1
		1.1.4. Agent.	2
		1.1.5. Allowed Administrative Claim.	2
		1.1.6. Allowed Claim.	2
		1.1.7. Allowed Equity Interest.	2
		1.1.8. Assets.	2
		1.1.9. Avoidance Actions.	2
		1.1.10. Backstop Commitment Agreement.	2
		1.1.11. Backstop Lenders	3
		1.1.12. Bankruptcy Code.	3
		1.1.13. Bankruptcy Court.	3
		1.1.14. Bankruptcy Rules.	3
		1.1.15. Bar Date.	3
		1.1.16. Business Day.	3
		1.1.17. Cash.	3
		1.1.18. Cash Collateral Order.	3
		1.1.19. Cash Collateral Stipulation.	3
		1.1.20. Causes of Action.	3
		1.1.21. Chapter 11 Cases.	3
		1.1.22. Claim.	3
		1.1.23. Class.	4
		1.1.24. Class A Shares.	4
		1.1.25. Class B Shares.	4
		1.1.26. Company.	4
		1.1.27. Confirmation.	4
		1.1.28. Confirmation Date.	4
		1.1.29. Confirmation Hearing.	4
		1.1.30. Confirmation Order.	4
		1.1.31. Consenting Lenders.	4
		1.1.32. Consummation.	4
		1.1.33. Contingent Claim.	4
		1.1.34. Credit Facilities.	4
		1.1.35. Creditor.	5
		1.1.36. Cure.	5
		1.1.37. Debtors.	5
		1.1.38. Designated Consenting Lenders.	5
		1.1.39. Designated New Money Election.	5
		1.1.40. Designated New Money Election Date.	5
		1.1.41. Designated New Money Investment.	5
		1.1.42. Disbursing Agent.	5
		1.1.43. Disclosure Statement.	5
		1.1.44. Disputed Claim or Disputed Equity Interest.	5
		1.1.45. Disputed Claim Reserve.	6
		1.1.46. Distribution.	6
		1.1.47. D&O Liability Insurance Policy.	6
		1.1.48. Effective Date.	6

i

1.1.49. Equity Interest.	6
1.1.50. Estate.	6
1.1.51. Exculpated Claim.	6
1.1.52. Exculpated Party	6
1.1.53. Executory Contract.	6
1.1.54. Final Order.	6
1.1.55. First Lien Credit Agreement.	7
1.1.56. First Priority Senior Secured Claims.	7
1.1.57. Gaming Applications.	7
1.1.58. Gaming Approvals.	7
1.1.59. Gaming Authorities.	7
1.1.60. Gaming Laws.	7
1.1.61. General Unsecured Claim.	7
1.1.62. Governmental and Regulatory Authority.	7
1.1.63. Holder.	7
1.1.64. Impaired.	7
1.1.65. IRS.	7
1.1.66. Intercompany Claims.	7
1.1.67. Intercompany Equity Interests.	8
1.1.68. Libor.	8
1.1.69. Lien.	8
1.1.70. Litigation Claims.	8
1.1.71. Lockup Agreement.	8
1.1.72. Nevada Secretary.	8
1.1.73. New Money Investment.	8
1.1.74. NRS.	8
1.1.75. Other Priority Claims.	8
1.1.76. Other Secured Claims.	8
1.1.77. Partial New Money Investment Alternative.	8
1.1.78. Person.	9
1.1.79. Petition Date.	9
1.1.80. Plan.	9
1.1.81. Plan Supplement.	9
1.1.82. Priority Tax Claim.	9
1.1.83. Pro Rata.	9
1.1.84. Professional Fees.	9
1.1.85. Record Date.	9
1.1.86. Released Party.	9
1.1.87. Reorganized Debtor(s).	10
1.1.88. Requisite Consenting Lenders.	10
1.1.89. Revolving Loans.	10
1.1.90. Riviera Voteco, L.L.C.	10
1.1.91. Schedules.	10
1.1.92. Second Lien Credit Agreement.	10
1.1.93. Section 510(b) Claim.	10
1.1.94. Secured Claim.	10
1.1.95. Senior Hedging Agreement.	10
1.1.96. Senior Secured Claims.	10
1.1.97. Senior Secured Credit Agreement.	11
1.1.98. Senior Secured Lender.	11
1.1.99. Series A Term Loan.	11
1.1.100. Series B Term Loan.	11
1.1.101. Series B Term Loan Budget.	11
1.1.102. Statutory Committee.	11
1.1.103. Subsidiary.	11

		1.1.104. Substantial Consummation Date.	11
		1.1.105. Taxes.	11
		1.1.106. Total New Money Investment Alternative.	12
		1.1.107. Unexpired Lease.	12
		1.1.108. Unimpaired.	12
		1.1.109. Voting Deadline.	12
		1.1.110. Working Capital Facility.	12
	1.2.	Exhibits and Plan Schedules.	12
	1.3.	Rules of Interpretation.	12
	1.4.	Computation of Time.	12

2.	TREATMENT OF UNCLASSIFIED CLAIMS		12

	2.1.	General.	12
	2.2.	Treatment of Administrative Claims.	13
		2.2.1. Requests for Payment.	13
		2.2.2. Allowed Priority Tax Claims.	13

3.	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS		13

	3.1.	Summary of Classification.	14
	3.2.	Specific Classification.	14
		3.2.1. Class 1: Other Priority Claims.	14
		3.2.2. Class 2: Other Secured Claims.	14
		3.2.3. Class 3: General Unsecured Claims.	14
		3.2.4. Class 4: First Priority Senior Secured Claims.	14
		3.2.5. Class 5: Senior Secured Claims.	14
		3.2.6. Class 6: Section 510(b) Claims.	14
		3.2.7. Class 7: Intercompany Claims.	15
		3.2.8. Class 8: Equity Interest in RHC.	15
		3.2.9. Class 9: Intercompany Equity Interests.	15

4.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES Of CLAIMS NOT IMPAIRED BY THIS PLAN		15

	4.1.	Class 1 – Other Priority Claims.	15
	4.2.	Class 2 – Other Secured Claims.	15
	4.3.	Class 9– Intercompany Equity Interests.	15

5.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN		15

	5.1.	Class 3 -- General Unsecured Claims.	15
	5.2.	Class 4 – First Priority Senior Secured Claims	15
	5.3.	Class 5 – Senior Secured Claims.	16
	5.4.	Class 6 – 510(b) Claims.	16
	5.5.	Class 7 – Intercompany Claims.	16
	5.6.	Class 8 – Equity Interests in RHC.	16

6.	MEANS FOR IMPLEMENTATION OF PLAN		16

	6.1.	Reorganized Debtors.	16
	6.2.	The Total New Money Investment Alternative and the Partial New Money Investment Alternative.	17
	6.3.	Substantial Consummation Date Events and Designated New Money Election Date Events.	17
		6.3.1. Substantial Consummation Date Events.	17
		6.3.2. Designated New Money Election Date Events.	17
	6.4.	Backstop Commitment Agreement.	18
	6.5.	Class 3 Effective Date Deposit.	18

	6.6.	Post-Effective Date and Pre-Substantial Consummation Date Management and Operations.	18
	6.7.	Post-Substantial Consummation Date Officers and Directors.	19
	6.8.	Initial Officers and Directors of Reorganized Debtors.	19
	6.9.	No Corporate Action Required.	19
	6.10.	Effectuation of Transactions.	19
	6.11.	Debtors Organizational Documents.	19
	6.12.	Dissolution.	20
	6.13.	Filing with Secretary of State.	20

7.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES		20

	7.1.	Executory Contracts.	20
	7.2.	Approval of Assumption or Rejection.	20
	7.3.	Cure of Defaults.	20
	7.4.	Objection to Cure Amounts.	21
	7.5.	Confirmation Order.	21
	7.6.	Post-Petition Date Contracts and Leases.	21
	7.7.	Bar Date.	21

8.	MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN		21

	8.1.	Distributions.	21
	8.2.	No Postpetition Interest on Claims.	21
	8.3.	Delivery of Distributions.	22
	8.4.	Minimum Distributions.	22
	8.5.	Undeliverable Distributions and Unclaimed Property.	22
	8.6.	No Recourse.	22
	8.7.	Reserves.	22
	8.8.	Statements.	22
	8.9.	Further Authorization.	23
	8.10.	Workers’ Compensation Claims.	23

9.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE		23

	9.1.	Conditions to Confirmation.	23
	9.2.	Conditions to Effectiveness.	24
	9.3.	Notice of Effectiveness.	24
	9.4.	Conditions to Substantial Consummation.	24
	9.5.	Waiver of Conditions.	25

10.	TITLE TO PROPERTY; DISCHARGE; INJUNCTION		25

	10.1.	Vesting of Assets.	25
	10.2.	Preservation of Litigation Claims.	25
	10.3.	Settlement of Litigation Claims.	25
	10.4.	Discharge.	25
	10.5.	Releases by the Debtors.	25
	10.6.	[Intentionally Omitted].	26
	10.7.	Injunction.	26
	10.8.	Exculpation.	27
	10.9.	Director and Officer Liability Insurance.	27
	10.10.	Indemnification.	27

11.	RETENTION OF JURISDICTION		27

	11.1.	Jurisdiction.	27

12.	MODIFICATION AND AMENDMENT OF PLAN		29

	12.1.	Modification and Amendment.	29

13.	MISCELLANEOUS		29

	13.1.	Filing of Objections to Claims or Equity Interests.	29
	13.2.	Resolution of Objections After Effective Date; Distributions.	29
	13.3.	Effectuating Documents; Further Transactions; Timing.	30
	13.4.	Exemption from Transfer Taxes.	30
	13.5.	Revocation or Withdrawal of this Plan.	31
	13.6.	Binding Effect.	31
	13.7.	Governing Law.	31
	13.8.	Modification of Payment Terms.	31
	13.9.	Allocation of Plan Distributions Between Principal and Interest.	31
	13.10.	Means of Cash Payment.	31
	13.11.	Providing for Claims Payments.	32
	13.12.	Set Offs.	32
	13.13.	Notices.	32
	13.14.	Statutory Committee.	32
	13.15.	Severability.	33
	13.16.	Withholding and Reporting Requirements.	33
	13.17.	Post Confirmation Reporting.	33
	13.18.	No Strict Construction.	33
	13.19.	Cramdown.	33
	13.20.	Quarterly Fees to the United States Trustee.	34

v

Riviera Holdings Corporation, a Nevada corporation (“RHC”) and its directly wholly-owned subsidiaries, Riviera Operating Corporation, a Nevada corporation (“ROC”) and Riviera Black Hawk, Inc., a Colorado corporation (“RBH” and, together with the foregoing entities, the “Debtors”), propose this Second Amended Joint Plan of Reorganization (“Plan”) for the resolution of Debtors’ outstanding Claims and Equity Interests (as these terms are defined herein).  All Creditors (as defined herein), Holders of Equity Interests (as defined herein) and other parties-in-interest should refer to the Disclosure Statement (as this term is defined herein) for a discussion of Debtors’ history, assets, historical financial data, and for a summary and analysis of this Plan and certain related matters.

All Holders of Claims against and Equity Interests in Debtors are encouraged to read this Plan, the Disclosure Statement and the related solicitation materials in their entirety before voting to accept or reject this Plan. Holders of Equity Interests in Class 8 are deemed to have rejected this Plan.

Subject to the restrictions on modifications set forth in Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, and those restrictions on modifications set forth in Article 12 to this Plan, Debtors expressly reserve the right to alter, amend, strike, withdraw or modify this Plan one or more times before the Substantial Consummation Date.

1.	DEFINITIONS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

1.1.           Definitions. For purposes of this Plan, and except as expressly provided herein or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed thereto in the Bankruptcy Code or the Bankruptcy Rules, in that order of priority.  Whenever the context requires, such terms shall include the plural as well as the singular, the masculine gender shall include the feminine, and the feminine gender shall include the masculine.

1.1.1. Administrative Claim. A Claim for any cost or expense of administration of the Estates allowed under Sections 503(b), 507(b), 546(c)(2) and 1114(e)(2) of the Bankruptcy Code and entitled to priority under Section 507(a)(2) of the Bankruptcy Code, including, but not limited to: (i) any fees payable pursuant to Section 1930 of Title 28 of the United States Code; (ii) the actual and necessary costs and expenses, including Taxes, incurred on or after the Petition Date of preserving the respective Estates and operating the business of the Debtors, including wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Cases; (iii) the value of any goods received by Debtors within 20 days before the Petition Date which goods have been sold to Debtors in the ordinary course of their business; (iv) all Professional Fees approved by the Bankruptcy Court pursuant to interim and final allowances; (v) the Superpriority Claims (as defined in the Cash Collateral Stipulation) granted in favor of the Agent and Senior Secured Lenders and approved by the Bankruptcy Court in the Cash Collateral Order; and (vi) the administrative claim granted in favor of the Backstop Lenders and approved by the Bankruptcy Court in the Confirmation Order.  To the extent that a Claim is allowed as an Administrative Claim pursuant to Section 365(d)(3) and (d)(5) of the Bankruptcy Code, such Claim shall also be deemed an Administrative Claim under this paragraph.

1.1.2. Administrative Claim Bar Date. The end of the first Business Day occurring on or after the sixtieth (60th) day after the Substantial Consummation Date.

1.1.3. Affiliate. This term has the meaning set forth in Section 101(2) of the Bankruptcy Code.

1.1.4. Agent. Cantor Fitzgerald Securities, in its capacity as administrative agent and collateral agent under the Senior Secured Credit Agreement.

1.1.5. Allowed Administrative Claim. An Administrative Claim: (i) as to which no objection has been filed or, if an objection has been filed, has been resolved by the allowance of such Administrative Claim by a Final Order of the Bankruptcy Court; or (ii) which requires payment in the ordinary course of a Debtor’s business and as to which there is no Final Order of the Bankruptcy Court in effect which prohibits any such payment.

1.1.6. Allowed Claim. A Claim or any portion thereof that is not a Disputed Claim:  (i) that is allowed pursuant (w) to this Plan or Final Order of the Bankruptcy Court, (x) to any stipulation with the Debtors executed prior to the Confirmation Date and approved by the Bankruptcy Court, (y) to any stipulation with Debtors or the Reorganized Debtors, as applicable, executed on or after the Confirmation Date and approved by the Bankruptcy Court or (z) to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (ii) proof of which, requests for payment of which, or application for allowance of which, was filed or deemed to be filed on or before the Bar Date, as the case may be, for filing proofs of Claim or requests for payment of Claims of such type against the Debtors; or (iii) which has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and in the case of (ii) or (iii) no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court or the Bankruptcy Court has entered a Final Order allowing all or a portion of such Claim. Notwithstanding anything herein to the contrary, by treating a Claim as an Allowed Claim for estimation purposes under Section 502(c) Debtors do not waive their rights to contest the amount and validity of any disputed, contingent or unliquidated Claim in the manner and venue in which such Claim would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated or disputed, and for which no proof of Claim has been filed on or before the Bar Date, shall not be considered an Allowed Claim hereunder and shall be deemed disallowed upon entry of the Confirmation Order.

1.1.7. Allowed Equity Interest. An Equity Interest that is allowed pursuant to: (i) this Plan; (ii) any stipulation executed with the Debtors prior to the Confirmation Date and approved by the Bankruptcy Court; (iii) any stipulation with the Debtors or the Reorganized Debtors, as applicable, executed on or after the Confirmation Date and approved by the Bankruptcy Court; or (iv) any contract, instrument, indenture or other agreement entered into or assumed in connection herewith.

1.1.8. Assets. All of the assets, property, interests, including equity interests, and effects, Cash, receivables, real and personal, tangible and intangible, wherever situated, of Debtors, as they exist on the Effective Date.

1.1.9. Avoidance Actions. All avoidance, recovery, subordination and other similar actions preserved for the Estate under the Bankruptcy Code, including but not limited to those set forth in Sections 510, 541, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b) and 724(a) of the Bankruptcy Code regardless of whether or not such action has been commenced prior to the Effective Date.

1.1.10.  Backstop Commitment Agreement. That certain agreement between the Backstop Lenders and Debtors executed prior to the Petition Date together with Amendment No. 1 to the Backstop Commitment Agreement dated on or about September 14, 2010 and Amendment No. 2 to the Backstop Commitment Agreement dated as of October 27, 2010, pursuant to which the Backstop Lenders commit to provide the New Money Investment in the event that less than all Senior Secured Lenders elect to participate therein.

1.1.11. Backstop Lenders Senior Secured Lenders from time to time party to the Backstop Commitment Agreement.

1.1.12. Bankruptcy Code. The Bankruptcy Reform Act of 1978, Title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended, 11 U.S.C. §§ 101 et seq.

1.1.13. Bankruptcy Court. The United States Bankruptcy Court for the District of Nevada, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under Section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to Section 151 of title 28 of the United States Code, the United States District Court for the District of Nevada.

1.1.14. Bankruptcy Rules. The Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court.

1.1.15. Bar Date. The date or dates established by this Plan, order of the Bankruptcy Court or the Bankruptcy Code or Bankruptcy Rules for the filing of proofs of Claim for all Creditors.

1.1.16. Business Day. Any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

1.1.17. Cash. The legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, wire transfers and other cash equivalents.

1.1.18. Cash Collateral Order. The Final Order approving the Cash Collateral Stipulation.

1.1.19. Cash Collateral Stipulation. That Stipulation Authorizing Use of Cash Collateral by the Debtors and Granting Adequate Protection.

1.1.20. Causes of Action. All actions, causes of action, Litigation Claims, Claims, liabilities, obligations, rights, suits, debts, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims and any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, up to and  through the Substantial Consummation Date.

1.1.21. Chapter 11 Cases. When used with reference to a particular Debtor, the chapter 11 case for that Debtor in the Bankruptcy Court, and when used with reference to all Debtors, the procedurally consolidated chapter 11 cases for all of the Debtors in the Bankruptcy Court.

1.1.22. Claim. Any right to payment from a Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from a Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

/ / /

1.1.23. Class. A category of Holders of Claims or Equity Interests pursuant to Section 1122(a) of the Bankruptcy Code as classified in this Plan.

1.1.24. Class A Shares. New common stock consisting of 100% of the full-voting common shares authorized and issued by Reorganized RHC to Riviera Voteco,  L.L.C. on the Substantial Consummation Date.  The holders of Class A Shares shall not be entitled to any economic distributions or other analogous or related rights vis-à-vis Reorganized RHC.

1.1.25. Class B Shares. New common stock consisting of 100% of the limited-voting common shares authorized and issued by Reorganized RHC to various parties in interest on the Substantial Consummation Date and Designated New Money Election Date, as applicable, as set forth in this Plan, entitling the holders thereof, in the aggregate, to 100% of the economic distributions made by Reorganized RHC.  In any liquidation, dissolution or winding up of Reorganized RHC, all assets of Reorganized RHC will be distributed to holders of the Class B Shares on a pro rata basis.  Holders of Class B Shares will be entitled to a separate class vote only with respect to the approval of: (i) any amendment or modification to the certificate of incorporation or bylaws of Reorganized RHC; (ii) any sale, lease or transfer of all or substantially all assets of Reorganized RHC, or any merger or consolidation of Reorganized RHC with or into another person; (iii) any liquidation, dissolution or winding up of Reorganized RHC; and (iv) any decision by Reorganized RHC to exit the gaming business.  Except as provided in the immediately prior sentence, holders of the Class B Shares shall not have any voting rights whatsoever.

1.1.26. Company. Collectively, all the Debtors in these Chapter 11 Cases and each subsidiary.

1.1.27. Confirmation. The entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified therein and in this Plan having been satisfied or waived by the Person having the authority to do so.

1.1.28. Confirmation Date. The date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

1.1.29. Confirmation Hearing. The duly noticed initial hearing held by the Bankruptcy Court to confirm this Plan pursuant to Section 1128 of the Bankruptcy Code, and any subsequent hearing held by the Bankruptcy Court from time to time to which the initial hearing is adjourned without further notice other than the announcement of the adjourned dates at the Confirmation Hearing.

1.1.30. Confirmation Order. The order of the Bankruptcy Court confirming this Plan pursuant to Section 1129 of the Bankruptcy Code.

1.1.31. Consenting Lenders. Senior Secured Lenders party to the Lockup Agreement.

1.1.32. Consummation. The occurrence of the Substantial Consummation Date.

1.1.33. Contingent Claim. A Claim which is contingent, unmatured or unliquidated on or immediately before the Confirmation Date.

1.1.34. Credit Facilities. The First Lien Credit Agreement, the Second Lien Credit Agreement (to the extent the Total New Money Investment Alternative is effectuated) and the related loan documents, in each case, to be executed by Reorganized RHC, each other Reorganized Debtor and certain of their other Subsidiaries on the Substantial Consummation Date and Designated New Money Election Date, as applicable.

1.1.35. Creditor. Any Holder of a Claim, whether or not such Claim is an Allowed Claim.

1.1.36. Cure. The distribution on the Effective Date or as soon thereafter as practicable of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption of an Executory Contract or Unexpired Lease, pursuant to Section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, due under such Executory Contract or Unexpired Lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.1.37. Debtors. As defined in the introduction above.

1.1.38. Designated Consenting Lenders. Each of: SCH/VIII Bonds, L.L.C., SCH/VIII Bonds II, L.L.C., SCH/VIII Bonds III, L.L.C., SCH/VIII Bonds IV, L.L.C., Strategic Value Special Situations Master Fund, L.P., Cerberus Series Four Holdings, LLC or its designated affiliates, and Desert Rock Enterprises, LLC, excluding each of their respective non-Affiliate transferees, but including each of their respective Affiliate transferees, successors, assigns, heirs, executors, administrators and representatives.

1.1.39. Designated New Money Election. An affirmative election made by the New Board within 10 days following the Substantial Consummation Date to accept, on behalf of the Reorganized Debtors, the Designated New Money Investment.

1.1.40. Designated New Money Election Date. The date on which the New Board makes the Designated New Money Election; it being understood that in no event shall such date occur later than the 10th day following the Substantial Consummation Date.

1.1.41. Designated New Money Investment. To the extent the Designated New Money Election is made, additional liquidity in the amount of $20.0 million to be provided to Reorganized RHC by certain participating Senior Secured Lenders on the Designated New Money Election Date and evidenced by the Series B Term Loan.

1.1.42. Disbursing Agent. The Reorganized Debtors or any party designated by the Reorganized Debtors to serve as disbursing agent under this Plan.

1.1.43. Disclosure Statement. The disclosure statement for this Plan, as amended, supplemented or modified from time to time, describing this Plan that is prepared and distributed in accordance with, among others, Sections 1125, 1126(b) and 1145 of the Bankruptcy Code, Bankruptcy Rule 3018 and other applicable law.

1.1.44. Disputed Claim or Disputed Equity Interest. A Claim or Equity Interest or any portion thereof that is:  (i) subject to timely objection interposed by a Debtor, Reorganized Debtor, or any party-in-interest entitled to file and prosecute such objection in a Debtor’s Chapter 11 Case, if at such time such objection has not been withdrawn or determined by Final Order; or (ii) a Claim that is listed by a Debtor as disputed, unliquidated or contingent in the Schedules; provided, however, that the Bankruptcy Court may estimate a Disputed Claim for purposes of allowance pursuant to Section 502(c) of the Bankruptcy Code.  The term “Disputed”, when used to modify a reference in this Plan to any Claim or Equity Interest (or Class of Claims or Equity Interest), shall mean a Claim or Equity Interest (or any Claim or Equity Interest in such Class) that is a Disputed Claim or Disputed Equity Interest.  In the event there is a dispute as to classification or priority of a Claim or Equity Interest, it shall be considered a Disputed Claim or Disputed Equity Interest in its entirety.  Until such time as a Contingent Claim becomes fixed and absolute, such Claim shall be treated as a Disputed Claim and not an Allowed Claim for purposes related to allocations and distributions under this Plan.

1.1.45. Disputed Claim Reserve. A reserve(s) established to hold in one or more accounts Cash or other Assets on account of Disputed Claims.

1.1.46. Distribution. Any distribution by Debtors or Reorganized Debtors to the Holders of Allowed Claims and Holders of Allowed Equity Interests as of the Record Date.

1.1.47. D&O Liability Insurance Policy. As defined in Section 10.9 of this Plan.

1.1.48. Effective Date. The first Business Day after the 14th day following the entry of the Confirmation Order and after which the conditions as set forth in Section 9.2 below have been satisfied or waived.

1.1.49. Equity Interest. Any share of common stock, preferred stock, membership interest or other instrument evidencing an ownership interest in a Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest in a Debtor that existed immediately prior to the Substantial Consummation Date.

1.1.50. Estate. As to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to Section 541 of the Bankruptcy Code.

1.1.51. Exculpated Claim. Any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ in or out of court restructuring efforts, the Chapter 11 Cases, formulation, preparation, dissemination, negotiation or filing of the Disclosure Statement, the Plan (including any term sheets related thereto) or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of the Class A Shares and Class B Shares and implementation of the Credit Facilities, or the distribution of Assets under the Plan or any other agreement.

1.1.52. Exculpated Party  (i) The Debtors, the Reorganized Debtors and their Affiliates; (ii) the Agent; (iii) the Requisite Consenting Lenders, in their capacity as such; (iv) each Backstop Lender in its capacity as such; (v) the Designated Consenting Lenders in their capacity as such; (vi) each Holder of a First Priority Senior Secured Claim or a Senior Secured Claim which elected to participate in the New Money Investment or Total New Money Investment Alternative, in its capacity as such; (vii) each member of any Statutory Committee; (viii) with respect to each of the foregoing entities in clauses (i) through (vii), such Person’s current and former Affiliates, managed accounts or funds, Subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, in each case in their capacity as such; and (ix) the Debtors’ and the Reorganized Debtors’ current and former officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals.

1.1.53. Executory Contract. A contract to which one or more of Debtors is a party that is subject to assumption or rejection under Section 365 of the Bankruptcy Code.

1.1.54. Final Order. An order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, entered on the docket of such court, that has not been reversed, rescinded, stayed, modified or amended, that is in full force and effect, and as to which order or judgment: (i) the time to appeal, seek review or rehearing, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (ii) any appeal taken or petition for certiorari or request for reargument or further review or rehearing filed (a) has been resolved by the appellate court to which the order or judgment was appealed or from which review, rehearing or certiorari was sought or (b) has not yet been resolved by such appellate court, but such order has not been stayed pending appeal.  Notwithstanding the foregoing, the Confirmation Order shall become a Final Order on the 14th day following entry of such Confirmation Order unless any appeal of such Confirmation Order is accompanied by a stay pending appeal.

1.1.55. First Lien Credit Agreement. The credit agreement to be executed on the Substantial Consummation date evidencing and governing the terms and conditions of the Series A Term Loan and Working Capital Facility.

1.1.56. First Priority Senior Secured Claims. All Claims to the Petition Date (i) arising under, or in any way related to the Senior Secured Credit Agreement for prepetition interest and fees on account of the Term Loans and Revolving Credit Loans and (ii) with respect to the periodic payments due under the Secured Hedging Agreement and any interest accrued thereon.

1.1.57. Gaming Applications. All applications required to be completed and filed with Gaming Authorities to effectuate the transactions contemplated by this Plan under Gaming Laws.

1.1.58. Gaming Approvals. All approvals, findings of suitability, clearances, waivers and/or variances being issued, granted or given by or under the authority of any Gaming Authorities or under any Gaming Laws regarding or related to a transaction under this Plan.

1.1.59. Gaming Authorities. The Governmental or Regulatory Authorities which regulate gaming activities in Nevada and Colorado.

1.1.60. Gaming Laws. The Nevada and Colorado gaming laws, ordinances and regulations as promulgated from time to time by a Governmental or Regulatory Authority having jurisdiction over the activities of the Debtors or Reorganized Debtors, as applicable.

1.1.61. General Unsecured Claim. Any prepetition unsecured Claim against any Debtor that is not an Administrative Claim, Other Priority Claim, Priority Tax Claim, or Intercompany Claim.

1.1.62. Governmental and Regulatory Authority. Any court, tribunal, arbiter, authority, agency, commission, official or other governmental body or instrumentality in the United States, any foreign country or any domestic or foreign county, city or other political subdivision.

1.1.63. Holder. Each Person holding an Equity Interest or Claim.

1.1.64. Impaired. Impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.1.65. IRS. The Internal Revenue Service.

1.1.66. Intercompany Claims. Any and all Claims of a Debtor against another Debtor, whether or not set forth in an account reflecting intercompany book entries by one Debtor with respect to another Debtor.

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1.1.67. Intercompany Equity Interests. An Equity Interest in a Debtor or Subsidiary of a Debtor held by another Debtor or Subsidiary of a Debtor.

1.1.68. Libor. This term shall have the meaning set forth in the Credit Facilities.

1.1.69. Lien. This term shall have the meaning set forth in Section 101(37) of the Bankruptcy Code and, with respect to any Asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such Asset.

1.1.70. Litigation Claims. All rights, claims, torts, liens, liabilities, obligations, actions, causes of action, Avoidance Actions, derivative actions, proceedings, debts, contracts, judgments, damages and demands whatsoever in law or in equity, whether known or unknown, contingent or otherwise, that any Debtor or its Estate may have against any Person, including but not limited to those listed on Schedule 1.1.70 hereto.  Failure to list a Litigation Claim on Schedule 1.1.70 shall not constitute a waiver or release by any Debtor or Reorganized Debtor of such Litigation Claim.

1.1.71. Lockup Agreement. The restructuring and lockup letter agreement dated July 12, 2010, among the Debtors and the Consenting Lenders.

1.1.72. Nevada Secretary. The Secretary of State of the State of Nevada.

1.1.73. New Money Investment. (i) if the Total New Money Investment Alternative is effectuated under this Plan, consummation of the Designated New Money Investment and the Working Capital Facility, or (ii) if the Partial New Money Investment Alternative is effectuated under this Plan, consummation of the Working Capital Facility.  Each Senior Secured Lender participating in the New Money Investment will receive, based on its amount of participation in the New Money Investment and in addition to any amounts received in respect of its First Priority Senior Secured Claims and Senior Secured Claims as provided hereunder, the consideration described in Section 6.3 below.

1.1.74. NRS. The Nevada Revised Statutes, as amended from time to time.

1.1.75. Other Priority Claims. Any and all Claims accorded priority in right of payment under Section 507(a) of the Bankruptcy Code, other than Administrative Claims and Priority Tax Claims.

1.1.76. Other Secured Claims. Any Secured Claim other than a Senior Secured Claim or a First Priority Senior Secured Claim.

1.1.77. Partial New Money Investment Alternative. (i) The exchange by each Holder of an Allowed First Priority Senior Secured Claim of its Allowed First Priority Senior Secured Claim for a portion of the Series A Term Loan in a principal amount equal to such Allowed First Priority Senior Secured Claim; (ii) the exchange by each Holder of an Allowed Senior Secured Claim of its Allowed Senior Secured Claim for: (a) a portion of the Series A Term Loan in principal amount up to such Holder’s Pro Rata share of $50,000,000 less the portion of the Series A Term Loan received by the Holders of First Priority Senior Secured Claims; and (b) such Holder’s Pro Rata share of 93.0% of the Class B Shares (subject to dilution under certain circumstances described herein) and (iii) the consummation by those certain participating Senior Secured Lenders participating therein of the Working Capital Facility.

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1.1.78. Person. An individual, corporation, limited liability company, partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, governmental unit or any subdivision thereof or any other entity.

1.1.79. Petition Date. The date on which Debtors filed their voluntary petitions commencing the Chapter 11 Cases.

1.1.80. Plan. This plan of reorganization, either in its present form or as it may be amended, supplemented or modified from time to time, including all exhibits and schedules annexed hereto or referenced herein, with the approval of the Requisite Consenting Lenders.

1.1.81. Plan Supplement. The compilation of documents and forms of documents, schedules and exhibits to the Plan to be filed by the Debtors no later than five (5) Business Days before the Voting Deadline, and additional documents filed before the Effective Date as amendments to the Plan Supplement, including, without limitation, the following: (a) new by laws and certificate of incorporation of Reorganized RHC; (b) operating agreement and certificate of formation of Riviera Voteco, L.L.C.; (c) amended organizational documents for each Reorganized Debtor (other than Reorganized RHC); (d) the Credit Facilities; (e) a list of retained Causes of Action, if any; (f) employee agreements and senior management incentive plan; and (g) the amount of Cure, if any, associated with each Executory Contract and Unexpired Lease assumed pursuant to Article 7 of the Plan.  The form of the Plan Supplement shall be subject to the consent (which consent shall not be unreasonably withheld) of the Requisite Consenting Lenders; provided, however, the new by-laws, the new certificates of incorporation and Credit Facilities shall be subject to the consent of the Requisite Consenting Lenders in all respects.  Any reference to the Plan Supplement in this Plan shall include each of the documents identified above as (a) through (g).

1.1.82. Priority Tax Claim. Any unsecured Claim against Debtors entitled to priority in payment under Sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.1.83. Pro Rata. The ratio of an Allowed Claim or Allowed Equity Interest in a particular Class to the aggregate amount of all such Allowed Claims or Allowed Equity Interests in any such Class.

1.1.84. Professional Fees. Claims for compensation and reimbursement submitted pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code of Persons:  (i) employed pursuant to an order of the Bankruptcy Court under Sections 327, 328 or 1103 of the Bankruptcy Code; or (ii) for whom compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to Section 503(b)(4) of the Bankruptcy Code or by other Final Order, in each case, to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been filed for any such amount) and after applying any retainer that has been provided to such Professional.  To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Allowed Professional Fees.

1.1.85. Record Date. The date that is thirty (30) days after the Petition Date for the purpose of determining the Holders of Equity Interests and Holders of Senior Secured Claims.

1.1.86. Released Party. (i) Each Holder of a First Priority Senior Secured Claims, in its capacity as such; (ii) the Agent; (iii) each Holder of a Senior Secured Claim in its capacity as such; (iv) the Requisite Consenting Lenders in their capacity as such; (v) the Designated Consenting Lenders, in their capacity as such; (vi) each Holder of a First Priority Senior Secured Claim or a Senior Secured Claim which elected to participate in the New Money Investment or Total New Money Investment Alternative, in its capacity as such (vii) each Backstop Lender in its capacity as such; (viii) each member of any Statutory Committee; (ix) with respect to each of the foregoing entities in clauses (i) through (viii), such Person’s current and former Affiliates, managed accounts or funds, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals, in each case in their capacity as such; and (x) the Debtors’ and the Reorganized Debtors’ current and former officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other professionals.

1.1.87. Reorganized Debtor(s). Each of or collectively, RHC, ROC and RBH, as such entities exist on or after the Substantial Consummation Date in each case, or any successor thereto, by merger, consolidation or otherwise.

1.1.88. Requisite Consenting Lenders. Designated Consenting Lenders holding no less than two-thirds in aggregate amount of the First Priority Senior Secured Claims and Senior Secured Claims held by all Designated Consenting Lenders.

1.1.89. Revolving Loans. This term shall have the meaning set forth in the definition of Working Capital Facility below.  The Revolving Loans shall bear interest with interest payable quarterly in cash at an interest rate equal to Libor plus 5.0%, with a Libor floor equal to 2.0%.

1.1.90. Riviera Voteco, L.L.C. Riviera Voteco, L.L.C., a Nevada limited liability company, to be organized on or before the Substantial Consummation Date.

                                1.1.91. Schedules.  The schedules of assets and liabilities and any amendments thereto filed by Debtors with the Bankruptcy Court in accordance with Section 521(1) of the Bankruptcy Code.

1.1.92. Second Lien Credit Agreement. The credit agreement to be executed on the Designated New Money Election Date if the Total New Money Investment Alternative is effectuated, evidencing and governing the terms and conditions of the Series B Term Loan.

1.1.93. Section 510(b) Claim. Any Claim (a) arising from rescission of a purchase or sale of a security of the Debtors or any Affiliate of the Debtors, (b) for damages arising from the purchase or sale of such security or (c) for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such Claim.

1.1.94. Secured Claim. A Claim that is secured by a Lien against property of the Estate to the extent of the value of any interest in such property of the Estate securing such Claim which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order or to the extent of the amount of such Claim subject to setoff in accordance with Section 553 of the Bankruptcy Code, in either case as determined pursuant to Section 506(a) of the Bankruptcy Code.

1.1.95. Senior Hedging Agreement. That certain Master Agreement dated as of May 31, 2007 by and between RHC and Wachovia Bank, National Association).

1.1.96. Senior Secured Claims. All obligations of any kind whatsoever arising under, or related to, the Senior Secured Credit Agreement and Secured Hedging Agreement, other than the First Priority Senior Secured Claims, including all accrued, unpaid interest and fees thereunder regardless of whether such interest is Allowed or allowable under section 506(b) of the Bankruptcy Code.

1.1.97. Senior Secured Credit Agreement. That certain Credit Agreement dated as of June 8, 2007 (as amended from time to time), which as of the Petition Date provided for a $225,000,000 seven year term loan (“Term Loans”) and a $3,000,000 five year revolver (“Revolving Credit Loans”).

1.1.98. Senior Secured Lender. Each existing Holder of a Senior Secured Claim or First Priority Senior Secured Claim.

1.1.99. Series A Term Loan. The $50,000,000 first priority senior secured term loan to be issued on the Substantial Consummation Date evidenced by the First Lien Credit Agreement, maturing on the fifth anniversary of the Substantial Consummation Date, with interest payable quarterly in cash at an interest rate equal to Libor plus 5.0% with a Libor floor equal to 2.0%.

1.1.100. Series B Term Loan. The $20,000,000 second priority senior secured term loan to be made if the Total New Money Investment Alternative is effectuated on the Designated New Money Election Date for general working capital and other general corporate purposes under the Second Lien Credit Agreement, maturing on the 8th anniversary of the Designated New Money Election Date, with interest payable quarterly (i) in cash at an interest rate equal to Libor plus 3.0% and (ii) in kind at an interest rate equal to Libor plus 13.0%, in each case, with a Libor floor equal to 2.0%.

1.1.101. Series B Term Loan Budget. The budget, if any, unanimously consented to by the Designated Consenting Lenders, pursuant to the terms of which the Designated New Money Investment shall be made available to Reorganized RHC.

                                1.1.102. Statutory Committee. Collectively, any committee appointed pursuant to Section 1102 of the Bankruptcy Code.

1.1.103. Subsidiary. As to any Debtor, any Person more than 50% of whose equity interest having by its terms ordinary voting power to elect a majority of the directors of such Person is at the time owned by such Debtor directly, or indirectly through such Debtor’s other Subsidiaries

1.1.104. Substantial Consummation Date. The day that is the third Business Day after the Effective Date on which: (i) no stay of the Confirmation Order is in effect; (ii) all conditions to the Effective Date contained in Section 9.2 hereof have occurred or been waived (as provided in Section 9.5; and (iii) all conditions to the Substantial Consummation Date contained in Section 9.4 hereof have occurred or been waived as provided in Section 9.5.  Notwithstanding the foregoing, the Substantial Consummation Date must occur no later than six (6) months following the Effective Date unless extended by mutual agreement of Debtors and Consenting Lenders;  provided that all applications and supporting documentation necessary for applicable Governmental and Regulatory Authorities to commence the full licensing process shall be submitted within seven (7) Business Days of the Effective Date and, if not so submitted, the six (6) month period shall commence upon the date that all applications and licensing materials are deemed fully submitted by each of the Governmental and Regulatory Authorities.

1.1.105. Taxes. All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, of governmental charges, together with any interest penalties, additions to tax, fines, and similar amounts relating thereto, whether or not yet assessed or imposed, collected by, or due to any federal, state, local or foreign governmental authority.  This shall include all Taxes arising out of or attributable to the business of the Debtors up to and including the Substantial Consummation Date, whether assessed or determined or payable prior to or after the Substantial Consummation Date.

1.1.106. Total New Money Investment Alternative. (i) The exchange by each Holder of an Allowed First Priority Senior Secured Claim of its Allowed First Priority Senior Secured Claim for a portion of the Series A Term Loan in a principal amount equal to such Allowed First Priority Senior Secured Claim, (ii) the exchange by each Holder of an Allowed Senior Secured Claim of its Allowed Senior Secured Claim for (a) a portion of the Series A Term Loan in principal amount up to such Holder’s Pro Rata share of $50,000,000 less the portion of the Series A Term Loan received by the Holders of First Priority Senior Secured Claims and (b) such Holder’s Pro Rata share of 80.0% of the Class B Shares (subject to dilution under certain circumstances described herein) and (iii) the consummation by those Senior Secured Lenders participating therein of the Designated New Money Investment and the Working Capital Facility.

1.1.107. Unexpired Lease. A lease of non-residential real property to which one or more of Debtors is a party that is subject to assumption or rejection under Section 365 of the Bankruptcy Code.

1.1.108. Unimpaired. Not Impaired within the meaning of Section 1124 of the Bankruptcy Code.

1.1.109. Voting Deadline. The deadline provided for in the order approving the Disclosure Statement for the receipt of ballots voting to accept or reject this Plan.

1.1.110. Working Capital Facility. The $10.0 million revolving credit facility to be provided by participating Senior Secured Lenders on the Substantial Consummation Date under the First Lien Credit Agreement pursuant to which such Senior Secured Lenders  make available up to $10.0 million in aggregate principal amount of revolving loans (the “Revolving Loans”) to Reorganized RHC from time to time subject to the conditions contained therein the proceeds of which will be used by RHC for general working capital and other corporate purposes.

                1.2.         Exhibits and Plan Schedules. All exhibits and plan schedules attached hereto are incorporated into and are a part of this Plan as if set forth in full herein.

                1.3.         Rules of Interpretation. For purposes of this Plan only: (i) any reference in this Plan to a contract, instrument, release, or other agreement or documents being in particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (ii) any reference in this Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented; (iii) unless otherwise specified, all references in this Plan to Sections, Articles, Schedules and Exhibits are references to Sections, Articles, Schedules and Exhibits of or to this Plan; (iv) the words “herein”, “hereof”, “hereto”, and “hereunder” refer to this Plan in its entirety rather than to a particular portion of this Plan; (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; and (vi) the rules of construction and definitions set forth in Sections 101 and 102 of the Bankruptcy Code and in the Bankruptcy Rules shall apply unless otherwise expressly provided.

1.4.         Computation of Time.  In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided herein, the provisions of Bankruptcy Rule 9006(a) shall apply.

2.	TREATMENT OF UNCLASSIFIED CLAIMS

2.1.         General. Pursuant to Section 1123(a)(1) of the Bankruptcy Code, the Claims against each of the Debtors set forth in this Article 2 are not classified within any Classes.  The Holders of such Claims are not entitled to vote on this Plan.  The treatment of the Claims set forth below is consistent with the requirements of Section 1129(a)(9)(A) of the Bankruptcy Code. The Chapter 11 Cases for each of the Debtors will not be substantively consolidated. Accordingly, Holders of unclassified Claims against a particular Debtor shall have their Claims allowed and treated in such respective Debtor's Estate.  As such, each category of unclassified Claims shall be deemed to exist for each applicable Debtor.

                2.2.         Treatment of Administrative Claims. Except to the extent that a Holder of an Allowed Administrative Claim and the applicable Debtor(s) agree to less favorable treatment with respect to such Holder, each such Holder shall be paid in full and final satisfaction of such Claim, by the applicable Debtor, or after the Substantial Consummation Date the applicable Reorganized Debtor, (or otherwise satisfied in accordance with its terms), upon the latest of:  (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the fourteenth (14th) Business Day after such Claim is Allowed or as soon thereafter as practicable; (iv) the date such Claim becomes due by its terms; and (v) such date as is agreed to by the Holder of such Claim and the applicable Debtor or applicable Reorganized Debtor.

2.2.1. Requests for Payment. All requests for payment of Administrative Claims against a Debtor and all final applications for allowance and disbursement of Professional Fees must be filed by the Administrative Claim Bar Date or the Holders thereof shall be forever barred from asserting such Administrative Claims against Debtors and the Reorganized Debtors. All Professional Fee applications must be in compliance with all of the terms and provisions of any applicable order of the Bankruptcy Court, including the Confirmation Order, and all other orders governing payment of Professional Fees.  Unless otherwise ordered by the Bankruptcy Court, from and after the Effective Date no professional shall be required to file fee applications with the Bankruptcy Court, and the Debtors or the Reorganized Debtors, as applicable, may pay all professionals in the ordinary course for reasonable fees and expenses related to implementation and consummation of the Plan incurred after the Effective Date.  Notwithstanding the foregoing, no request for payment of an Administrative Claim shall be filed with respect to an Administrative Claim previously allowed by the Cash Collateral Order or any other Final Order.

2.2.2. Allowed Priority Tax Claims. Except to the extent a Holder of an Allowed Priority Claim agrees to less favorable treatment, each Holder of an Allowed Priority Tax Claim, if any, will, in full and final satisfaction of such Claim, be paid in full (or be treated in compliance with Section 1129(a)(9)(C) of the Bankruptcy Code) by the applicable Debtor, or after the Substantial Consummation Date by the applicable Reorganized Debtor, on the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the fourteenth (14th) Business Day after the date on which an order allowing such Claim becomes a Final Order; or (iv) such date as is agreed to by the Holder of such Claim and the applicable Debtor or the applicable Reorganized Debtor.

3.	DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

Pursuant to this Plan and in accordance with Section 1123(a)(1) of the Bankruptcy Code, all Claims and Equity Interests (except Administrative Claims and Priority Tax Claims) are placed in the Classes described below with respect to each Debtor, as applicable.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes only to the extent that any remainder of the Claim or Equity Interest qualifies within the description of such other Classes.  A Claim or Equity Interest is also classified in a particular Class only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.  With respect to Classes of Claims described as Unimpaired under this Plan, except as otherwise provided under this Plan, nothing shall affect the rights and legal and equitable defenses of a Debtor, or a Reorganized Debtor, regarding such Claims classified as Unimpaired under this Plan, including but not limited to all rights in respect of legal and equitable defenses to setoff or recoupment against such Claims.

 3.1.         Summary of Classification.

Class 1	Other Priority Claims	Unimpaired- deemed accepted - no solicitation required
Class 2	Other Secured Claims	Unimpaired- deemed accepted - no solicitation required
Class 3	General Unsecured Claims	Impaired- entitled to vote - solicitation required
Class 4	First Priority Senior Secured Claims	Impaired-entitled to vote - solicitation required
Class 5	Senior Secured Claims	Impaired- entitled to vote - solicitation required
Class 6	Section 510(b) Claims	Impaired – deemed rejected – no solicitation required
Class 7	Intercompany Claims	Impaired/Unimpaired- deemed accepted/deemed rejected - no solicitation required
Class 8	Equity Interest in RHC	Impaired- deemed rejected - no solicitation required
Class 9	Intercompany Equity Interests	Unimpaired- deemed accepted - no solicitation required

 3.2.        Specific Classification.

3.2.1. Class 1: Other Priority Claims. Class 1 consists of all Other Priority Claims against a Debtor.

3.2.2. Class 2: Other Secured Claims. Class 2 consists of all Other Secured Claims against a Debtor.

3.2.3. Class 3: General Unsecured Claims. Class 3 consists of all General Unsecured Claims against a Debtor other than with respect to deficiency claims arising from Senior Secured Claims.

3.2.4.  Class 4:  First Priority Senior Secured Claims. Class 4 consists of all First Priority Senior Secured Claims.

3.2.5. Class 5:  Senior Secured Claims. Class 5 consists of all Senior Secured Claims.

3.2.6. Class 6: Section 510(b) Claims. Class 6 consists of all Section 510(b) Claims.

3.2.7. Class 7: Intercompany Claims. Class 7 consists of all Intercompany Claims against Debtors.

                3.2.8. Class 8:  Equity Interest in RHC. Class 8 consists of all RHC Equity Interests.

                                3.2.9. Class 9: Intercompany Equity Interests.  Class 9 consists of all Intercompany Equity Interests in Debtors.

4.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS NOT IMPAIRED BY THIS PLAN

4.1.         Class 1 – Other Priority Claims. Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, each Holder of an Allowed Other Priority Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash by the applicable Debtor or applicable Reorganized Debtor, as the case may be, upon the latest of: (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the fourteenth (14th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor, and after the Substantial Consummation Date, the applicable Reorganized Debtor.  Holders of Claims in Class 1 are Unimpaired under this Plan, deemed to have accepted this Plan pursuant to Section 1126(f) of the Bankruptcy Code, and are not entitled to vote on this Plan.

4.2.         Class 2 – Other Secured Claims. Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, each Holder of an Allowed Other Secured Claim, if any, shall, in full and final satisfaction of such Claim, be paid in full in Cash or otherwise left Unimpaired by the applicable Debtor or applicable Reorganized Debtor, as the case may be, upon the latest of: (i) the Effective Date or as soon thereafter as practicable; (ii) such date as may be fixed by the Bankruptcy Court; (iii) the fourteenth (14th) Business Day after such Claim is Allowed; and (iv) such date as agreed upon by the Holder of such Claim and the applicable Debtor, and after the Substantial Consummation Date, the applicable Reorganized Debtor. Creditors in Class 2 are Unimpaired under this Plan, deemed to have accepted this Plan, and are not entitled to vote on this Plan.

4.3.         Class 9– Intercompany Equity Interests. Except as otherwise provided herein,  Intercompany Equity Interests shall be retained and the legal, equitable, and contractual rights to which the Holders of such Intercompany Equity Interests are entitled shall remain unaltered.  Holders of Class 9 Intercompany Equity Interests are Unimpaired under this Plan and are not entitled to vote on this Plan.

5.	DESIGNATION OF AND PROVISIONS FOR TREATMENT OF CLASSES OF CLAIMS AND EQUITY INTERESTS IMPAIRED BY THIS PLAN

5.1.         Class 3 -- General Unsecured Claims. On the Substantial Consummation Date, each holder of an Allowed General Unsecured Claim, other than with respect to deficiency claims arising from the Senior Secured Claims, will receive from the applicable Reorganized Debtor, in full satisfaction of its Allowed Claim, payment in full thereof, but in no event shall the total payment to the Holders of Allowed General Unsecured Claims exceed $3,000,000 in total; it being understood that if such total payment would exceed $3,000,000, the Holders of Allowed General Unsecured Claims shall instead receive their Pro Rata share of $3,000,000 in full satisfaction of their Allowed General Unsecured Claims.  Holders of Class 3 Claims are Impaired under this Plan and are entitled to vote on this Plan.

5.2.         Class 4 – First Priority Senior Secured Claims The First Priority Senior Secured Claims shall be Allowed and deemed to be Allowed Claims in an amount determined by the Agent, the applicable Holders of First Priority Senior Secured Claims and the Debtors or as determined by the Court by final order and shall not be subject to any right or legal or equitable defense of any Debtor.  On the Substantial Consummation Date, the First Priority Senior Secured Claims shall be cancelled and each existing Holder of such Claims shall receive in full and final satisfaction of such Claims a portion of the Series A Term Loan in a principal amount equal to such First Priority Senior Secured Claim.  Holders of Class 4 Claims are Impaired under this Plan and are entitled to vote on this Plan.

5.3.         Class 5 – Senior Secured Claims. The Senior Secured Claims through the Petition Date shall be Allowed and deemed to be Allowed in an amount determined by Agent, the applicable Holders of Senior Secured Claims and the Debtors or as determined by the Court by final order and shall not be subject to any right or legal or equitable defense of any Debtor.  On the Substantial Consummation Date, the Senior Secured Claims shall, subject to the right of Holders of Senior Secured Claims to receive the consideration described in the last sentence of this paragraph on account thereof, be cancelled and each Holder of such Claims shall receive in full and final satisfaction of such Claims:  (i) a  portion of the Series A Term Loan in a principal amount up to such Holder's Pro Rata share of $50,000,000 less the portion of the Series A Term Loan received by the Holders of First Priority Senior Secured Claims and (ii) such Holder’s Pro Rata share of 80.0% of the Class B Shares subject to dilution under certain circumstances described herein.  Further, each Holder of such Claims shall receive such Holder’s Pro Rata share of an additional 13.0% of the Class B Shares subject to dilution under certain circumstances described herein on (i) if the Partial New Money Investment Alternative is effectuated as a result of the Designated Consenting Lenders being unable to unanimously agree on the terms of the Series B Term Loan Budget on or before the date that is 30 days after the entry of the order approving the adequacy of the Disclosure Statement, the Substantial Consummation Date and (ii) if the Partial New Money Investment Alternative is effectuated as a result of the Designated New Money Election not being made, the Designated New Money Election Date.

Holder of Class 5 Claims are Impaired under this Plan and are entitled to vote on this Plan.

5.4.         Class 6 – 510(b) Claims. Holders of Section 510(b) Claims shall not receive any distribution on account of such Claims.  On the Effective Date all Section 510(b) Claims shall be discharged.  Holders of Class 6 Claims are Impaired under this Plan, not entitled to vote on this Plan and deemed to have rejected this Plan.

5.5.         Class 7 – Intercompany Claims.  On the Substantial Consummation Date, at the option of the Debtors or the Reorganized Debtors, the Intercompany Claims of any Debtor against any other Debtor shall either be reinstated, in full or in part, or cancelled and discharged, in full or in part, in which case such cancelled and discharged portion shall be eliminated and the Holders thereof shall not be entitled to, and shall not receive or retain, any property or interest in property on account of such portion. Holders of Class 7 Claims shall be either Impaired or Unimpaired, not entitled to vote on this Plan and deemed to have either rejected or accepted this Plan, as applicable.

5.6.         Class 8 – Equity Interests in RHC. On the Substantial Consummation Date, all Class 8 Equity Interests in RHC shall be cancelled and Holders of Class 8 Equity Interests shall not receive any distribution on account of such Equity Interests.  Holders of Class 8 Equity Interests in RHC are Impaired under this Plan, not entitled to vote on this Plan and deemed to have rejected this Plan.

6.	MEANS FOR IMPLEMENTATION OF PLAN

6.1.         Reorganized Debtors. Except as provided for herein, the Reorganized Debtors shall continue to exist after the Substantial Consummation Date as separate entities in accordance with applicable law. Where applicable, the existing articles of incorporation and bylaws or articles of organization and operating agreements will continue in effect following the Substantial Consummation Date, except to the extent that such articles of incorporation and bylaws or articles of organization and operating agreements are amended in conformance with this Plan, or by proper corporate actions implemented after the Substantial Consummation Date.

6.2.         The Total New Money Investment Alternative and the Partial New Money Investment Alternative. This Plan provides for potential implementation of one of two financing alternatives:  (1) the Total New Money Investment Alternative or (2) the Partial New Money Investment Alternative.  In the event (a) the Designated Consenting Lenders have unanimously agreed upon the terms of the Series B Term Loan Budget on or before the date that is 30 days after the entry of the order approving the adequacy of the Disclosure Statement and (b) the Designated New Money Election is made, the Total New Money Investment Alternative shall be effectuated hereunder.  If, however, (x) the Designated Consenting Lenders are unable to unanimously agree on the terms of the Series B Term Loan Budget on or before the date that is 30 days after the entry of the order approving the adequacy of the Disclosure Statement or (y) the Designated Consenting Lenders unanimously so agree but the Designated New Money Election is not made, the Partial New Money Investment Alternative shall be effectuated hereunder instead of the Total New Money Investment Alternative.

6.3.         Substantial Consummation Date Events and Designated New Money Election Date Events.

                                6.3.1. Substantial Consummation Date Events.

a)           (i) The Working Capital Facility shall be consummated, (ii) the First Lien Credit Agreement shall be executed and delivered and (iii) each Senior Secured Lender will receive its ratable share of notes evidencing the Series A Term Loan and each Senior Secured Lender electing to participate in the Working Capital Facility will receive its ratable share of notes evidencing the Revolving Loans outstanding from time to time under the Working Capital Facility;

b)           Reorganized RHC shall issue 100% of the Class A Shares to Riviera Voteco, L.L.C.; and

c)           Reorganized RHC shall issue (i) 80% of the Class B Shares ratably to Holders of Senior Secured Claims, (ii) 7.0% of the Class B Shares ratably to those certain Senior Secured Lenders electing to participate in the Working Capital Facility and (iii) if the Partial New Money Investment Alternative is effectuated as a result of the Designated Consenting Lenders being unable to unanimously agree on the terms of the Series B Term Loan Budget on or before the date that is 30 days after the entry of the order approving the adequacy of the Disclosure Statement, 13.0% of the Class B Shares ratably to Holders of Senior Secured Claims.

                                6.3.2. Designated New Money Election Date Events.

a)           To the extent the Total New Money Investment Alternative is effectuated, (i) the Series B Term Loan shall be consummated, (ii) the Second Lien Credit Agreement shall be executed and delivered and (iii) each Senior Secured Lender electing to participate in the Series B Term Loan will receive its ratable share of notes evidencing the Series B Term Loan, which shall be issued and delivered in accordance with the Credit Facilities, and penny warrants to purchase up to 10.0% of the Class B Shares (it being understood that such penny warrants shall result in dilution of the amount of Class B Shares received by all Holders of Senior Secured Claims under Section 5.3 above and otherwise received by those certain Senior Secured Lenders as consideration for participating in the New Money Investment);

b)           Riviera Voteco, L.L.C. shall issue (i) if the Total New Money Alternative is effectuated, (A) 80.0% of its membership interest (the “Voteco Interest”) ratably to the Holders of Senior Secured Claims or their designees, as applicable, (B) 15.0% of the Voteco Interests ratably to those Holders of Senior Secured Claims (including, without limitation, the Backstop Lenders) electing to participate in the New Money Investment or their designees, as applicable, and (C) 5.0% of the Voteco Interests ratably to the Backstop Lenders in accordance with the Backstop Commitment Agreement or their designees, as applicable; or (ii) if the Partial New Money Investment Alternative is effectuated: (A) 93.0% of the Voteco Interest ratably to the Holders of Senior Secured Claims or their designees, as applicable, and (B) 7.0% of the Voteco Interests ratably to those Holders of Senior Secured Claims (including, without limitation, the Backstop Lenders) electing to participate in the New Money Investment or their designees, as applicable; provided, however, that in the case of both clause (i) and (ii) above, any such Holder (or, if applicable, designated Person) which fails to obtain necessary licenses under the Gaming Laws on or prior to the Designated New Money Election Date shall, instead of receiving Voteco Interest, receive penny warrants to purchase such Person’s ratable share of the Voteco Interest immediately upon such Person becoming so licensed; and

c)           Reorganized RHC shall issue, (i) if the Total New Money Investment Alternative is effectuated: (A) 8% of the Class B Shares ratably to those Holders of Senior Secured Claims electing to participate in the New Money Investment; and (B) 5% of the Class B Shares ratably to the Backstop Lenders in accordance with the Backstop Commitment Agreement and (ii) if the Partial New Money Investment is effectuated as a result of the Designated New Money Election not being made, 13.0% of the Class B Shares ratably to Holders of Senior Secured Claims.

6.4.         Backstop Commitment Agreement. On the Effective Date the Debtors are authorized and directed to implement the Backstop Commitment Agreement.

6.5.         Class 3 Effective Date Deposit. On the Effective Date, Debtors shall deposit $3.0 million in cash into a separate reserve account (the "Class 3 Reserve Fund") to be established in consultation with the Committee under the direction and control of Debtors and for the benefit of the Holders of Allowed Class 3 Claims.  The Class 3 Reserve Fund shall be used exclusively to pay Allowed Class 3 General Unsecured Claims as provided in Section 5.1 above.  After the later of the Effective Date and the Bar Date, and subject to the provisions of  Section 13.2 below,  the Debtors and Reorganized Debtors, as applicable, reserve the right to seek  Bankruptcy Court approval to withdraw funds from the Class 3 Reserve Fund if it determines that the Allowed Class 3 Claims aggregate less than $3 million.

6.6.         Post-Effective Date and Pre-Substantial Consummation Date Management and Operations. From the Effective Date until the Substantial Consummation Date, the Debtors will continue to be managed by the existing managers, officers and directors under their existing employment agreements regarding the management of operations, maintenance of working capital and utilization of cash flows of the Reorganized Debtors, all in accordance with applicable Gaming Laws and the Budget (as defined in the Cash Collateral Stipulation).  The Debtors and, after the Substantial Consummation Date, Reorganized Debtors, shall be responsible for the payment of all Allowed Claims to be paid pursuant to this Plan which are not paid on or before the Substantial Consummation Date, as well as all Allowed Claims, including Taxes and Professional Fees, incurred by the Debtors.

/ / /

6.7.         Post-Substantial Consummation Date Officers and Directors. On the Substantial Consummation Date the existing board of directors of RHC (the “Old Board”) will be deemed to have resigned without any further action on the part of RHC or the Old Board, and the initial board of directors of Reorganized RHC (the “New Board”) will be composed of five directors, including a chairman, which will be selected by Riviera Voteco, L.L.C. prior to the commencement of the Confirmation Hearing.

6.8.         Initial Officers and Directors of Reorganized Debtors. The Consenting Lenders will disclose, no later than two weeks prior to the Confirmation Hearing, the identity and affiliations of each Person proposed to serve on the New Board and each initial board of directors of each other Reorganized Debtor, and, to the extent such Person is an insider other than by virtue of being a director, the nature of any compensation for such Person.  The Consenting Lenders will further disclose at such time the identity of the Person proposed to be the Chief Executive Officer of Reorganized RHC.  The directors of Reorganized RHC will be selected by Voteco, which will hold 100% of the Class A Shares of Reorganized RHC.  Each such director and officer shall serve from and after the Substantial Consummation Date pursuant to applicable law (including, without limitation, gaming and licensing approvals) and the terms of the organizational documents of the applicable Reorganized Debtors..

6.9.         No Corporate Action Required. As of the Effective Date and Substantial Consummation Date, as the case may be: (i) the adoption, execution, delivery and implementation or assignment of all contracts, leases, instruments, releases and other agreements related to or contemplated by this Plan; and (ii) the other matters provided for under or in furtherance of this Plan involving corporate action to be taken by or required of each Debtor shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by the officers of each Debtor.  Without limiting the foregoing, the adoption of the new and/or amended organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors, and all other actions contemplated by or described in this Plan with respect thereto, shall be authorized and approved and be binding and in full force and effect in all respects (subject to the provisions of this Plan and the Confirmation Order), in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule (other than filing such organizational documents with the applicable governmental unit as required by applicable law) or the vote, consent, authorization or approval of any Person.

6.10.       Effectuation of Transactions. On the Effective Date, the Substantial Consummation Date or Designated New Money Election Date, as applicable, the appropriate officers of the Debtors and the Reorganized Debtors and members of their respective boards of directors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan to be effectuated on the Effective Date, the Substantial Consummation Date or the Designated New Money Election Date, as applicable, in the name of and on behalf of the Debtors and Reorganized Debtors, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person.

6.11.       Debtors Organizational Documents. As of the Substantial Consummation Date, the certificates or articles of incorporation and by-laws or other organizational documents of each of the Debtors shall be amended as necessary to satisfy the provisions of this Plan and the Bankruptcy Code, and shall: (i) include, among other things, pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting, the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (ii) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein.

6.12.       Dissolution. On the Substantial Consummation Date, Debtors’ affiliates Riviera Gaming Management, Inc. and Riviera Gaming Management of Colorado, Inc., shall be dissolved.

6.13.       Filing with Secretary of State. To the extent applicable, in accordance with NRS 78.622 and any such analogous Colorado statute, on the Effective Date a certified copy of this Plan and the Confirmation Order shall be filed with the Nevada Secretary.  Each corporate Debtor, from the Confirmation Date until the Effective Date, is authorized and directed to take any action or carry out any proceeding necessary to effectuate this Plan pursuant to NRS 78.622.  To the extent there is an analogous Colorado statute, the same shall apply to each Debtor.

7.	EXECUTORY CONTRACTS AND UNEXPIRED LEASES

7.1.         Executory Contracts. Except for Executory Contracts and Unexpired Leases specifically addressed in this Plan or set forth on the schedule of Rejected Executory Contracts and Unexpired Leases attached as Schedule 7.1 hereto (which may be supplemented and amended up to the date the Bankruptcy Court enters the Confirmation Order only with the approval of the Debtors and the Requisite Consenting Lenders), all Executory Contracts and Unexpired Leases that exist on the Confirmation Date shall be deemed assumed by the applicable Debtor on the Effective Date.  Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on Schedule 7.1 hereto, nor anything contained in this Plan shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease hereunder.

7.2.         Approval of Assumption or Rejection. Entry of the Confirmation Order shall constitute as of the Effective Date: (i) approval, pursuant to Section 365(a) of the Bankruptcy Code, of the assumption by the applicable Debtor of each Executory Contract and Unexpired Lease to which a Debtor is a party not listed on Schedule 7.1, not otherwise provided for in this Plan and neither assumed, assumed and assigned nor rejected by separate order prior to the Effective Date; and (ii) rejection by the Debtor of each Executory Contract and Unexpired Lease to which such Debtor is a party listed on Schedule 7.1.  Upon the Effective Date, each counter party to an assumed Executory Contract or Unexpired Lease shall be deemed to have consented to assumption contemplated by Section 365(c)(1)(B) of the Bankruptcy Code, to the extent such consent is necessary for such assumption.  To the extent applicable, all Executory Contracts or Unexpired Leases of Reorganized Debtors assumed pursuant to this Section 7 shall be deemed modified such that the transactions contemplated by this Plan shall not be a “change of control,” however such term may be defined in the relevant Executory Contract or Unexpired Lease and any required consent under any such Executory Contract or Unexpired Lease shall be deemed satisfied by the confirmation of this Plan.

7.3.         Cure of Defaults.  The applicable Debtor shall Cure any defaults in respect of each Executory Contract or Unexpired Lease assumed pursuant to this Section 7 upon the latest of (i) the Effective Date or as soon thereafter as practicable; (ii) such dates as may be fixed by the Bankruptcy Court or agreed upon by such Debtor, and after the Substantial Consummation Date, the Reorganized Debtor; or (iii) the fourteenth (14th) Business Day after the entry of a Final Order resolving any dispute regarding (a) a Cure amount; (b) the ability of the Debtor or the Reorganized Debtor to provide adequate assurance of future performance under the Executory Contract or Unexpired Lease assumed pursuant to this Plan in accordance with Section 365(b)(1) of the Bankruptcy Code; or (c) any matter pertaining to assumption, assignment or the Cure of a particular Executory Contract or an Unexpired Lease.  Schedule 7.3 to the Plan lists the Debtors’ proposed Cure amounts, if any, that will be paid as provided for above, which Schedule 7.3 may be amended up to and including the five (5) days prior to the commencement of the Confirmation Hearing.

7.4.         Objection to Cure Amounts. Any party to an Executory Contract or Unexpired Lease who objects to the listed Cure amounts must file and serve an objection on Debtors counsel no later than thirty (30) days after the Effective Date. Failure to file and serve a timely objection shall be deemed consent to the Cure amounts listed on Schedule 7.3. Any Cure amounts shall be the responsibility of the applicable Reorganized Debtor. If there is a dispute regarding: (i) the amount of any Cure payment; (ii) the ability of a Reorganized Debtor to provide “adequate assurance of future performance” under the Executory Contract or Unexpired Lease to be assumed or assigned; or (iii) any other matter pertaining to assumption, the Cure payments required by Section 365(b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the assumption.

7.5.         Confirmation Order. The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumptions described in this Section 7, pursuant to Section 365 of the Bankruptcy Code, as of the Effective Date. Notwithstanding the foregoing, if, as of the date the Bankruptcy Court enters the Confirmation Order, there is pending before the Bankruptcy Court a dispute concerning the cure amount or adequate assurance for any particular Executory Contract or Unexpired Lease (or if the time period for a non-Debtor to object to the Cure has not yet lapsed), the assumption of such Executory Contract or Unexpired Lease shall be effective as of the date the Bankruptcy Court enters an order resolving any such dispute and authorizing assumption by the applicable Debtor.

7.6.         Post-Petition Date Contracts and Leases. Each such Executory Contract and Unexpired Lease entered into by a Debtor after the Petition Date shall be performed by the Debtor or the Reorganized Debtor, as applicable, in the ordinary course of its business.

7.7.         Bar Date. All proofs of Claims with respect to Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be filed no later than thirty (30) days after the Effective Date.  Any Claim not filed within such time shall be forever barred.

8.	MANNER OF DISTRIBUTION OF PROPERTY UNDER THIS PLAN

8.1.         Distributions. Each Debtor, and if applicable, Reorganized Debtor, shall be responsible for making Distributions described in this Plan. Except as otherwise provided in this Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to this Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors or the New Money Investment.  The Reorganized Debtors may also make such payments using Cash received from their subsidiaries through their consolidated cash management systems.  Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date or Substantial Consummation Date, as applicable.  The Debtors shall have no obligation to recognize any transfer of Claims or Equity Interest occurring on or after the Record Date.

8.2.         No Postpetition Interest on Claims. Unless otherwise specifically provided for in the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest, late fees and penalties shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim.

8.3.         Delivery of Distributions. Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the Confirmation Date by the Debtors or Reorganized Debtors: (1) in case of Holders of First Priority Senior Secured Claims and Senior Secured Claims, directly to the Holder thereof; (2) to the signatory set forth on any of the proofs of Claim filed by such Holder or other representative identified therein; (3) at the addresses set forth in any written notices of address changes delivered to the Debtors or Reorganized Debtors after the date of any related proof of Claim; (4) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Debtors or Reorganized Debtors has not received a written notice of a change of address; or (5) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  The Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for gross negligence or willful misconduct.

8.4.         Minimum Distributions. No fractional Class A Shares or Class B Shares shall be distributed and no Cash shall be distributed in lieu of such fractional amounts.  When any distribution pursuant to this Plan on account of an Allowed Claim would otherwise result in the issuance of a number of Class A Shares or Class B Shares that is not a whole number, the actual distribution of such shares shall be rounded as follows: (a) fractions of one half (½) or greater shall be rounded to the next higher whole number and (b) fractions of less than one half (½) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized Class A Shares and Class B Shares to be distributed to holders of Allowed Claims and the Backstop Lenders shall be adjusted as necessary to account for the foregoing rounding.

8.5.         Undeliverable Distributions and Unclaimed Property. In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Debtors or Reorganized Debtors, as applicable, have determined the then current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date or Substantial Consummation Date, as applicable.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim of any Holder to such property or interest in property shall be discharged and forever barred.

8.6.         No Recourse. No recourse shall ever be had, directly or indirectly, against Debtors, the Reorganized Debtors or against any agent, attorney, accountant or other professional for the Reorganized Debtors, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Debtors or the Reorganized Debtors under this Plan, or by reason of the creation of any indebtedness by the Debtors or the Reorganized Debtors under this Plan for any purpose authorized by this Plan, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Debtors and the Reorganized Debtors, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Assets or such part thereof as shall under the terms of any such agreement be liable therefore or shall be evidence only of a right of payment out of the Assets.

8.7.         Reserves. Each Debtor, and if applicable, Reorganized Debtor, shall establish and maintain a Disputed Claim Reserve.

8.8.         Statements. Debtors and, if applicable, the Reorganized Debtors, shall maintain a record of the names and addresses of all Holders of Allowed General Unsecured Claims as of the Effective Date and all Holders as of the Record Date of Equity Interests of Debtors for purposes of mailing Distributions to them.  The Debtors and the Reorganized Debtors  may rely on the name and address set forth in Debtors' Schedules and/or proofs of Claim and the ledger and records regarding Holders of Equity Interests as of the Record Date as being true and correct unless and until notified in writing.  Each Debtor and Reorganized Debtor shall file all tax returns and other filings with governmental authorities on behalf of the Debtor and Reorganized Debtor and the Assets it holds.

8.9.         Further Authorization. Each Debtor and Reorganized Debtor shall be entitled to seek such orders, judgments, injunctions and rulings as it deems necessary to carry out the intentions and purposes, and to give full effect to the provisions of this Plan.

8.10.       Workers’ Compensation Claims. Notwithstanding the discharge injunction as set forth in Section 10.7, on the Substantial Consummation Date, Reorganized ROC shall assume all obligations relating to the administration and payment of both prepetition and post-petition workers’ compensation claims pursuant to its existing certificate of self insurance issued by the State of Nevada Department of Business and Industry Division of Insurance in conformance with NRS Chapter 616B, and as previously authorized by the Bankruptcy Court pursuant to the Order Granting Emergency Motion for Order (i) Authorizing Debtors to Pay Wages, Salaries, Benefits, Reimbursable Business Expenses, and Other Employee Obligations, and (ii) Authorizing and Directing Financial Institutions to Honor and Process Checks and Transfers Related to Such Obligations, Docket No. 53.

9.	CONDITIONS PRECEDENT TO CONFIRMATION AND THE EFFECTIVE DATE

9.1.         Conditions to Confirmation. The following are conditions precedent to the Confirmation of this Plan:

a)           The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Lenders;

b)           The Confirmation Order confirming this Plan shall be entered by the Bankruptcy Court no later than 135 days after the Petition Date; provided, further that notwithstanding this clause (b) the Company shall use reasonable best efforts to obtain entry of the Confirmation Order no later than 105 days after the Petition Date;

c)           The Confirmation Order shall (a) approve the Backstop Commitment Agreement, incorporating the terms thereof in this Plan, and (b) authorize the Debtors to perform under the Backstop Commitment Agreement and pay the fees and costs as provided for in the Backstop Commitment Agreement.

d)           The Bankruptcy Court shall have authorized the assumption and rejection of Executory Contracts and Unexpired Leases by the Reorganized Debtors as contemplated by this Plan;

e)           The Designated Consenting Lenders in their sole and absolute discretion not having determined and notified the Debtors in writing no later than 2 Business Days prior to the commencement of the Confirmation Hearing that the aggregate amount of (a) Administrative Claims, (b) Other Priority Claims or (c) Other Secured Claims are unacceptable; and

f)           The Designated Consenting Lenders in their sole and absolute discretion not having determined that the assumption and rejection of Executory Contracts  pursuant to Sections 7.1 and 7.2 of this Plan is  unacceptable and so notifying the Debtors in writing.

9.2.         Conditions to Effectiveness. The following are conditions precedent to the occurrence of the Effective Date:

a)           The Confirmation Order shall be a Final Order reasonably acceptable to the Debtors and the Requisite Consenting Lenders;

b)           No request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending (including any appeal);

c)           The Plan Supplement, including any amendments, modifications or supplements thereto, shall be in form and substance acceptable to Debtors and the Requisite Consenting Lenders;

d)           Sufficient Cash and other Assets shall be set aside, reserved and withheld by each Debtor to make the distributions required by the Bankruptcy Code and this Plan;

e)           Amendments or modifications to the Plan, if any, shall be reasonably acceptable to the Debtors and Requisite Consenting Lenders; and

f)           The Backstop Commitment Agreement shall continue to be in full force and effect.

9.3.         Notice of Effectiveness. When all of the steps contemplated by Section 9.2 have been completed, the Debtors shall file with the Bankruptcy Court and serve upon all Creditors and all potential Holders of Administrative Claims known to the Debtors (whether or not disputed), a notice of Effective Date of Plan.  The notice of Effective Date of Plan shall include notice of the Administrative Claim Bar Date.

9.4.         Conditions to Substantial Consummation. The following are conditions precedent to the Substantial Consummation Date:

a)           The Effective Date shall have occurred;

b)           All approvals as required for the transactions as set forth in this Plan and effectuating documents, including, without limitation, all required Gaming Approvals, have been obtained from the Governmental and Regulatory Authorities;

c)           None of the Designated Consenting Lenders or Reorganized Debtors are in material breach of this Plan or any other effectuating documents in effect from the Effective Date through the Substantial Consummation Date;

d)           The voting securities of Reorganized RHC shall be registered under the Exchange Act of 1934, as amended;

e)           The entire Working Capital Facility is available to Reorganized RHC;

f)           Amendment or modifications to the Plan, if any, shall be reasonably acceptable to the Debtors and Requisite Consenting Lenders; and

g)           The Designated Consenting Lenders in their sole and absolute discretion not having determined and notified the Debtors in writing no later than 5 Business Days prior to the Substantial Consummation Date that the aggregate amount of (a) Administrative Claims, (b) Other Priority Claims, or (c) Other Secured Claims are unacceptable.

                9.5.         Waiver of Conditions. The conditions set forth in this Article 9 may be waived (except for Section 9.4(a)) only by the Person whom is entitled to satisfaction of such condition (it being understood that the conditions contained in Sections 9.1(a), 9.2 (a), (c) and (e) and 9.4(f) may be waived only by the Requisite Consenting Lenders), without notice, leave or order of the Bankruptcy Court or any formal action other than a proceeding to confirm or consummate the Plan.

10.	TITLE TO PROPERTY; DISCHARGE; INJUNCTION

 10.1.      Vesting of Assets. Subject to and as provided for in this Plan, the Assets shall be vested and/or transferred to and by the Reorganized Debtors on the Substantial Consummation Date, free and clear of all Liens, Claims, charges or other encumbrance, except for Lien securing the obligations under the Credit Facilities.  On and after the Substantial Consummation Date, the Reorganized Debtors may operate their businesses and may use, acquire, and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

10.2.       Preservation of Litigation Claims. In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise expressly provided herein, on the Substantial Consummation Date all Litigation Claims shall be assigned and transferred to the Reorganized Debtors.  The Reorganized Debtors, as the successors in interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of the Litigation Claims, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Substantial Consummation Date.

10.3.       Settlement of Litigation Claims. At any time after the Confirmation Date and before the Substantial Consummation Date, notwithstanding anything in this Plan to the contrary, the Debtors may settle any or all of the Litigation Claims with the approval of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 and the consent of the Requisite Consenting Lenders (such consent not to be unreasonably withheld). After the Substantial Consummation Date, the Reorganized Debtors may, and shall have the exclusive right to, compromise and settle any Claims against them and claims they may have against any other Person or entity, including, without limitation, the Litigation Claims, without notice to or approval from the Bankruptcy Court, including, without limitation, any and all derivative actions pending or otherwise existing against the Debtors as of the Effective Date.

10.4.       Discharge.  On the Effective Date, Debtors shall be discharged and released from any and all Claims in Classes 1, 2 and 6 to the fullest extent provided in Sections 524 and 1141 of the Bankruptcy Code.  On the Substantial Consummation Date, the Debtors shall be discharged and released from any and all of the Claims and Equity Interests, including those in Classes 3, 4, 5, 7 and 8 to the fullest extent provided in Sections 524 and 1141 of the Bankruptcy Code.  The Discharge shall be to the fullest extent provided under Section 1141(d)(1)(A) and (B) and other applicable provisions of the Bankruptcy Code.  Except as otherwise expressly provided by this Plan or the Confirmation Order, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims and Equity Interests of any kind or nature whatsoever against the Debtors or any of their assets or properties, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims.

10.5.       Releases by the Debtors.  Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Substantial Consummation Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and their respective Estates  from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, or and their respective Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Equity Interests before or during the Chapter 11 Cases, the negotiation, formulation or preparation of the Plan, the Plan Supplement, the Disclosure Statement or related agreements, instruments or other documents, or any other act or omission, transaction, agreement, event or other occurrence relating to the Debtors taking place on or before the Confirmation Date of the Plan, other than Claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

10.6.       [Intentionally Omitted].

10.7.       Injunction.  From and after the Effective Date for Classes 1, 2, and 6, and as of the Substantial Consummation Date for Classes 3, 4, 5, 7, 8 and 9, all entities are permanently enjoined from commencing or continuing in any manner, any cause of action released or to be released pursuant to the Plan or the Confirmation Order.

Except as otherwise expressly provided in this Plan, the Plan Supplement or related documents, or in obligations issued pursuant to this Plan, all entities who have held, hold or may hold Claims or Equity Interests that have been released pursuant to Section 10.5, discharged pursuant to Section 10.4, or are subject to exculpation pursuant to Section 10.8 are permanently enjoined, from and after the Effective Date, from taking any of the following actions:  (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests; (2) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against such entities on account of or in connection with or with respect to any such Claims or Equity Interests; (3) creating, perfecting or enforcing any encumbrance of any kind against such entities or the property or estate of such entities on account of or in connection with or with respect to any such Claims or Equity Interests; and (4) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Equity Interests released or settled pursuant to this Plan.

The rights afforded in this Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their Assets, property or Estates.

Except as otherwise expressly provided for herein or in obligations issued pursuant hereto from and after the Effective Date for Classes 1, 2, and 6, and as of the Substantial Consummation Date for Classes 3, 4, 5, 7. 8 and 9, all Claims shall be fully released and discharged, and the Equity Interests shall be cancelled, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code.

All entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, each of their respective successors and assigns and each of their assets and properties, any other Claims or interests based upon any documents, instruments or any act or omission, transaction or other activity of any kind or nature that occurred before the Effective Date.

10.8.       Exculpation. From and after the Substantial Consummation Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from, any Exculpated Claim or obligation, Cause of Action or liability for any Exculpated Claim, except for gross negligence or willful misconduct, but in all respects the Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases.  No Holder of a Claim or Equity Interest, or any other party-in-interest, including their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, shall have any right of action against any Exculpated Party relating to, or arising out of the Exculpated Claims, except for their willful misconduct and gross negligence.  Notwithstanding anything contained herein or otherwise, no Backstop Lender shall be deemed to have released or exculpated any Defaulting Backstop Lender from any such Exculpated Claim or obligation, Cause of Action or liability for any Exculpated Claim.

10.9.       Director and Officer Liability Insurance. As of the Substantial Consummation Date Reorganized RHC will obtain sufficient tail coverage under a directors and officers’ liability insurance policy (the “D&O Liability Insurance Policy”, and, together with all insurance policies for directors and officers' liability maintained by the Debtors as of the Petition Date, the “D&O Liability Insurance Policies”) for the current and former directors and officers for a period of six (6) years.  As of the Substantial Consummation Date, the Reorganized Debtors shall assume all of the D&O Liability Insurance Policies pursuant to Section 365(a) of the Bankruptcy Code, and RHC will assume and, if applicable, assign to Reorganized Debtors all of the D&O Liability Insurance Policies pursuant to Section 365(a) of the Bankruptcy Code.  Entry of the Confirmation Order will constitute approval by the Bankruptcy Court of Debtors’ foregoing assumption and assumption and assignment by Reorganized Debtors of each of the D&O Liability Insurance Policies.  Notwithstanding anything to the contrary contained in this Plan, Confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by Debtors and Reorganized Debtors under this Plan as to which no proof of Claim need be filed.

10.10.     Indemnification. All indemnification provisions currently in place (whether in the by-laws, articles or certificates of incorporation, articles of limited partnership, limited liability company agreements, board resolutions (or resolutions of similar bodies) or employment contracts) for the current directors, officers, employees, attorneys, other professionals and agents of the Debtors, and such current directors and officers of the Debtors’ respective Affiliates, in each case, who will continue in such capacities or similar capacities after the Effective Date, shall be assumed and shall survive effectiveness of this Plan.  Nothing in the Plan shall limit, diminish or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such indemnification provisions.

11.	RETENTION OF JURISDICTION

11.1.       Jurisdiction. Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and the Reorganized Debtors after the Effective Date as is legally permissible, including jurisdiction to:

a)           Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest or Disputed Claim or Disputed Equity Interests, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Disputed Claims and Equity Interests or Disputed Equity Interests;

b)           Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan for periods ending on or before the Effective Date;

c)           Resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease to which Debtors or the Reorganized Debtors are party and to hear, determine and, if necessary, liquidate any Claims arising therefrom or Cure amounts related thereto;

d)           Ensure that distributions to Holders of Allowed Claims and Equity Interests  are accomplished pursuant to the provisions of this Plan;

e)           Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications or motions involving Debtors or the Reorganized Debtors that may be pending on the Effective Date or commenced thereafter as provided for by this Plan;

f)           Enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all contracts, instruments, releases and other agreements or documents created in connection with this Plan or the Disclosure Statement or the Confirmation Order, except as otherwise provided herein;

g)           Decide or resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of any Final Order, this Plan, the Confirmation Order or obligations of any Persons incurred in connection with such Final Order, this Plan or the Confirmation Order;

h)           Modify this Plan before or after the Effective Date pursuant to Section 1127 of the Bankruptcy Code and Section 12.1 of this Plan or modify any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, the Confirmation Order, or the Reorganized Debtors; or remedy any defect or omission or reconcile any inconsistency in any Final Order, this Plan, the Confirmation Order, or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate this Plan, to the extent authorized by the Bankruptcy Code;

i)           Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person with consummation, implementation or enforcement of any Final Order, this Plan or the Confirmation Order, except as otherwise provided herein;

j)           Enter and implement such orders as are necessary or appropriate if a Final Order or the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

k)           Determine any other matters that may arise in connection with or relate to this Plan, any Final Order, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with this Plan, the Disclosure Statement, any Final Order or Confirmation Order, except as otherwise provided herein;

l)            Enter an order closing the Chapter 11 Cases;

m)          Hear and decide Litigation Claims and continue to hear and decide pending Litigation Claims and any other claim or cause of action of Debtors and the Reorganized Debtors; and

n)          Decide or resolve any matter over which the Bankruptcy Court has jurisdiction pursuant to Section 505 of the Bankruptcy Code.

12.	MODIFICATION AND AMENDMENT OF PLAN

12.1.       Modification and Amendment. Prior to Confirmation, Debtors may alter, amend or modify this Plan under Section 1127(a) of the Bankruptcy Code at any time, provided such amendment or modification has been approved by the Requisite Consenting Lenders.  After the Confirmation Date and prior to the Substantial Consummation Date, the Debtors may, under Section 1127(b), (c) and (d) of the Bankruptcy Code, alter, amend or modify this Plan or institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in this Plan or the Confirmation Order, and to make appropriate adjustments and modifications to this Plan or the Confirmation Order as may be necessary to carry out the purposes and effects of this Plan so long as such proceedings do not materially adversely affect the treatment of Holders of Claims under this Plan and the Requisite Consenting Lenders approve any such alteration, amendment or modification.

13.	MISCELLANEOUS

13.1.       Filing of Objections to Claims or Equity Interests. After the Effective Date, objections to Claims or Equity Interests (other than Allowed Claims and Equity Interests) shall be made and objections to Claims and Equity Interests (other than Allowed Claims or Equity Interests) made previous thereto shall be pursued, upon consultation with the Committee, by the Debtors or any other party properly entitled to do so after notice to the Debtors and approval by the Bankruptcy Court.  After the Substantial Consummation Date, objections to Claims or Equity Interests (other than Allowed Claims or Equity Interests) shall be made and objections to Claims and Equity Interests (other than Allowed Claims or Equity Interests) made previous thereto shall be pursued, upon consultation with the Committee, by the Reorganized Debtors or any other party properly entitled to do so after notice to the Reorganized Debtors and approval by the Bankruptcy Court.  Any objections made after the Effective Date to Claims (other than Allowed Claims) arising prior to the Petition Date shall be filed and served not later than one hundred and twenty (120) days after the Effective Date, and any objections to Claims (other than allowed Claims) arising after the Effective Date and up to and including the Substantial Consummation Date and to Equity Interests (other than Allowed Equity Interests) shall be filed and served not later than one hundred and twenty (120) days after the Substantial Consummation Date; provided, however, that such period may be extended by order of the Bankruptcy Court for good cause shown.

13.2.       Resolution of Objections After Effective Date; Distributions.

a)           Resolution of Objections. From and after the Effective Date, the Debtors, or Reorganized Debtors, as applicable, may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and Disputed Equity Interests and may settle or compromise any Disputed Claim or Disputed Equity Interest without notice and a hearing and without approval of the Bankruptcy Court, provided that with respect to Class 3 Claims, the Debtors shall consult with the Committee.

b)           Distributions.  In order to facilitate Distributions to Holders of Allowed Claims, and only to the extent there are Disputed Claims in any Class, the Debtors or Reorganized Debtors as applicable, shall set aside such amounts of Assets as the Debtors or Reorganized Debtors determine in consultation with and upon the approval of the Requisite Consenting Lenders, in the Disputed Claim Reserve for potential payments or Distributions to Holders of such Disputed Claims, less such Claims or portion thereof otherwise payable by insurance policies then in effect provided that any set aside involving the Class 3 Claims Reserve shall be effected in consultation with the Committee.  If any Debtor or Reorganized Debtor or Committee wishes to deposit or hold a lesser amount  and is unable to reach agreement with the Holder of the Disputed Claim or Disputed Equity Interest in the amount to be deposited or held, the Bankruptcy Court will fix the amount after notice and hearing.  Upon Final Order with respect to a Disputed Claim, the Holder of such Disputed Claim, to the extent it has been determined to hold an Allowed Claim, shall receive from the respective Debtor or Reorganized Debtor, in each case first out of the Disputed Claims Reserve applicable to such Claim, that payment or Distribution to which it would have been entitled if the portion of the Claim so Allowed had been Allowed as of the Effective Date or Substantial Consummation Date, as applicable.  Such payment or distribution shall be made as soon as practical after the order allowing the Claim has become a Final Order.

c)           Late-Filed Claims.  No Claim filed after the Bar Date or, as applicable, the Administrative Claim Bar Date shall be allowed, and all such Claims are hereby disallowed in full.  After the Bar Date or the Administrative Claim Bar Date, as applicable, no Creditor shall be permitted to amend any claim to increase the claimed amount; and any such amendment shall be disallowed to the extent of the late-filed increase in the claimed amount.

13.3.       Effectuating Documents; Further Transactions; Timing. Each of the officers of Debtors or Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and any Equity Interests issued, transferred or canceled pursuant to this Plan.  All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously.  Debtors and Reorganized Debtors are authorized and directed to do such acts and execute such documents as are necessary to implement this Plan.

13.4.       Exemption from Transfer Taxes. Pursuant to Section 1146(a) of the Bankruptcy Code, (i) the issuance, distribution, transfer or exchange of Estate property; (ii) the creation, modification, consolidation or recording of any deed of trust or other interest, the securing of additional indebtedness by such means or by other means in furtherance of, or connection with this Plan or the Confirmation Order; (iii) the making, assignment, modification or recording of any lease or sublease; or (iv) the making, delivery or recording of a deed or other instrument of transfer under, in furtherance of, or in connection with, this Plan, the Confirmation Order or any transaction contemplated above, or any transactions arising out of, contemplated by or in any way related to the foregoing shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act or real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment and the appropriate state or local government officials or agents shall be, and hereby are, directed to forego the collection of any such tax or assessment and to accept for filing or recordation any of the foregoing instruments or other documents without the payment of any such tax or assessment.

13.5.       Revocation or Withdrawal of this Plan. Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date.  If this Plan is withdrawn or revoked or if the Bankruptcy Court denies confirmation of this Plan, then this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against Debtors or any other Person nor shall the withdrawal or revocation of this Plan prejudice in any manner the rights of Debtor or any Person in any further proceedings involving Debtors.  In the event this Plan is withdrawn or revoked, nothing set forth herein shall be deemed an admission of any sort and this Plan and any transaction contemplated thereby shall be inadmissible into evidence in any proceeding.

In the event that the Substantial Consummation Date does not occur within the time provided hereunder, upon notification submitted by the Debtors to the Court: (i) the Confirmation Order shall be vacated; (ii) no additional distributions under this Plan shall be made except that distribution pursuant to Sections 2.2, 4.1 and 4.2 shall continue unaffected; (iii) the Debtors and all Holders of Claims (except for Holders of Administrative Claims, Other Priority Claims,  and Other Secured Claims) shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date had never occurred, and (iv) the Debtors’ obligations with respect to the Claims shall remain unchanged (except to the extent of any post-Effective Date payments and continuing payments pursuant to Sections 2.2, 4.1 and 4.2) and nothing contained in this Plan shall constitute or be deemed a waiver or release of any Claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

13.6.       Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors and their Estates, the Reorganized Debtors and the Holders of all Claims and Equity Interests and their respective successors and assigns.

13.7.       Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable or as provided in any contract, instrument, release or other agreement entered into in connection with this Plan or in any document which remains unaltered by this Plan, the rights, duties and obligations of Debtors and any other Person arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Nevada without giving effect to Nevada choice of law provisions.

13.8.       Modification of Payment Terms. The Debtors and Reorganized Debtors, as applicable, reserve the right to modify the treatment of any Allowed Claim or Allowed Equity Interest in any manner adverse only to the Holder of such Allowed Claim or Allowed Equity Interest at any time after the Effective Date upon the prior written consent of the Holder whose Allowed Claim or Allowed Equity Interest treatment is being adversely affected.

13.9.       Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

13.10.     Means of Cash Payment. Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Debtors or Reorganized Debtors, as the case may be, by (a) checks drawn on, or (b) wire transfer from, in each case, a domestic bank selected by the Debtors or Reorganized Debtors as applicable.  Cash payments to foreign Creditors may be made, at the option of such Debtors or Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

13.11.     Providing for Claims Payments. Distributions to Holders of Allowed Claims shall be made by the Debtors or Reorganized Debtors, as applicable: (i) at the addresses set forth on the proofs of Claim filed by such Holders; (ii) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of Claim; or (iii) at the addresses reflected in the Schedules if no proof of Claim has been filed and the Disbursing Agent has not received a written notice of a change of address.  Distributions to Holders of Allowed Equity Interests shall be made to the Holder of such Allowed Equity Interest as of the Record Date.  If any Holder's distribution is returned as undeliverable, no further distributions to such Holder shall be made unless and until the Disbursing Agent is notified of such Holder's then current address, at which time all missed distributions shall be made to such Holder without interest.  Amounts in respect of undeliverable Distributions made through the Disbursing Agent shall be returned to the Debtors or Reorganized Debtors, as applicable, until such Distributions are claimed.  All claims for undeliverable Distributions shall be made on or before the second anniversary of the Effective Date.  After such date, all unclaimed property shall revert to the Debtors or Reorganized Debtors, as applicable, and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.  Nothing contained in this Plan shall require Debtors, the Reorganized Debtors, or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim or Allowed Equity Interest.

13.12.     Set Offs. Debtors and Reorganized Debtors may, but shall not be required to, set off or recoup against any Claim or Equity Interest and the payments or other distributions to be made pursuant to this Plan in respect of such Claim or Equity Interest (before any distribution is made on account of such Claim or Equity Interest), claims of any nature whatsoever that the applicable Debtors or Reorganized Debtors may have against the Holder of such Claim or Equity Interest to the extent such Claims or Equity Interests may be set off or recouped under applicable law, but neither the failure to do so nor the allowance of any Claim or Equity Interest hereunder shall constitute a waiver or release by Debtors or Reorganized Debtors of any such Claim that it may have against such Holder.

13.13.     Notices. Any notice required or permitted to be provided under this Plan shall be in writing and served by either: (a) certified mail, return receipt requested, postage prepaid; (b) hand delivery or (c) reputable overnight courier service, freight prepaid, to be addressed as follows:

If to the Debtors:	Riviera Holdings Corporation Attn: Tullio J. Marchionne, Esq. 2901 Las Vegas Blvd., South Las Vegas, NV 89109 Tel: (702) 794-9504 Fax: (702) 794-9560
With a Copy to:	Gordon Silver Attn: Thomas H. Fell, Esq. 3960 Howard Hughes Pkwy, 9th Floor Las Vegas, NV 89169 Tel: (702) 796-5555 Fax: (702) 369-2666
13.14.     Statutory Committee. Any Statutory Committee appointed in the Chapter 11 Cases shall terminate on the later of the Substantial Consummation Date and the conclusion of the claims objection process, and shall thereafter have no further responsibilities in respect of the Chapter 11 Cases, except with respect to preparation of the filing of applications for compensation and reimbursement of expenses.

13.15.     Severability. If any provision of this Plan is determined by the Bankruptcy Court to be invalid, illegal or unenforceable or this Plan is determined to be not confirmable pursuant to Section 1129 of the Bankruptcy Code, the Bankruptcy Court, at the request of Debtors shall have the power to alter and interpret such term to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

13.16.     Withholding and Reporting Requirements. In connection with this Plan and all instruments and Equity Interests distributed hereunder, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all Distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganized Debtors shall be authorized to take any and all action that may be necessary to comply with such withholding and reporting requirements.  Notwithstanding any other provision of this Plan, each Holder of an Allowed Claim or Allowed Equity Interest that has received a Distribution pursuant to this Plan shall have sole and exclusive responsibility for the satisfaction or payment of any tax obligation imposed by any governmental unit, including income, withholding and other tax obligation on account of such distribution.

13.17.     Post Confirmation Reporting. Until the entry of the final decree closing the Chapter 11 Cases, the Reorganized Debtors shall comply with the post-confirmation reporting requirements found in Local Rule 3020 of the Bankruptcy Court.  Additionally, to the extent required, the Reorganized Debtors shall file post-confirmation quarterly operating reports as required by the United States Trustee Guidelines, para. 7.2.

13.18.     No Strict Construction. This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors and the Designated Consenting Lenders.  Each of the foregoing was represented by counsel of its choice who either (i) participated in the formulation and documentation of, or (ii) was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, exhibits and schedules, and the agreements and documents ancillary or related thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of this Plan, the exhibits and schedules, and the documents ancillary and related thereto.

13.19.     Cramdown.  In the event that any Impaired Class is determined to have rejected this Plan in accordance with Section 1126 of the Bankruptcy Code, Debtors may invoke the provisions of Section 1129(b) of the Bankruptcy Code to satisfy the requirements for Confirmation of this Plan.  Debtors reserve the right to modify this Plan to the extent, if any, that Confirmation pursuant to Section 1129(b) of the Bankruptcy Code requires modification.

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13.20.    Quarterly Fees to the United States Trustee. Prior to the Substantial Consummation Date, the Debtors, and after the Substantial Consummation Date, the Reorganized Debtors shall pay all quarterly fees payable to the Office of the United States Trustee consistent with applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

DATED this 15th day of November, 2010.

Riviera Holdings Corporation, a Nevada corporation,

By:	/s/ Tullio Marchionne

Its:	Secretary

Riviera Operating Corporation, a Nevada corporation

By:	/s/ Tullio Marchionne

Its:	Secretary

Riviera Black Hawk, Inc., a Colorado corporation

By:	/s/ Tullio Marchionne

Its:	Secretary

PREPARED AND SUBMITTED BY:

GORDON SILVER

By:	/s/ Thomas H. Fell, Esq.
GERALD M. GORDON, ESQ. THOMAS H. FELL, ESQ. 3960 Howard Hughes Pkwy., 9th Floor Las Vegas, Nevada 89169 Attorneys for Joint Debtors